Exhibit 99.1

First Quarter Investor Presentation December 2007 SynergeticsUSA, Inc.

Safe Harbor Statement Certain statements made in this presentation are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Among other, statements concerning management's expectations of future financial results, potential business, acquisitions, government agency approvals, additional indications and therapeutic applications for medical devices, as well as their outcomes, clinical efficacy and potential markets are forward looking. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. For a discussion of such risks and uncertainties, please refer to the information set forth under "Risk Factors" included in Synergetics USA, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission. These forward looking statements are made based upon our current expectations and we undertake no duty to update information provided in this presentation.

Where it all began...

Where we are now...

Synergetics USA Revenue

Historical Sales Chart 26% 25% 30% 29% 65% 37% 20% 6%

Net Income

2007 Comparative Revenue Multiples AngioDynamics (S) CONMED (S) Integra LifeSciences (M) Iridex (Micro) Possis Medical (S) SenoRx (S) Thermage (Micro) Vascular Solutions (Mirco) Synergetics (Micro) 2.84 1.43 2.86 0.51 2.85 4.06 1.78 2.07 1.94 Median: 2.46x 1.50x Price = $3.61/2.84 (FYE July 31, 2007)

Synergetics USA, Inc. 7/31/2007 Three Months Ended 10/29/2007 Sales $45,945 $10,469 Gross Profit 27,002 6,525 Operating Income 1,518 785 Pre-tax Income 573 546 Net Income 845 397 Diluted Earnings per share $0.03 $0.02 synergetics, Inc.

Category Performance Overall Business Growth of 5.7% Ophthalmology Growth of 21.3% Domestic Ophthalmology Growth of 8.7% International Ophthalmology Growth of 38.4% (Over 1/2 of the growth came from direct territories) Neurosurgery Growth Decrease of (1.1%) However, growth of 21.6% without Codman Domestic Neurosurgery Decrease of (7.1%). However, growth of 9.4% without Codman Disposable performance International Neurosurgery Growth of 76.9% Disposable performance

Category Performance Other (including Stryker) Decrease of 63.5% (Stryker -91.2%) Synergetics/Stryker in the midst of a model changeover

Core Technologies - Current synergetics, Inc.

The Future - Ophthalmology Expansion through product & distribution Instruments Lasers PHOTON Other Domestic Distribution International Distribution

The Future - Neurosurgery Electrosurgery Ultrasonic Aspirators Instruments Other Domestic Distribution International Distribution

The Future - ENT Instruments Lasers Electrosurgery Ultrasonic Aspirators Domestic Distribution International Distribution

Core Technologies - Future

What are we doing? Dave Dallam Investing in R&D Investing in international distribution Major cost savings initiative Looking at Acquisitions Looking at Board Structure

Your Summary This team has performed for 15 years straight showing growth of an average of 27% annually and for at least 6 years EVERY month. This management team set an annual goal and achieved that goal. We plan to achieve our goal in 2008. With Dave this team is ready for bigger opportunities

My Summary We must reach the small-cap threshold of $150M market cap. To do so, we must reach $100 million in revenue by July 31, 2010 We must find worthy acquisitions, properly value them, and execute on them We must align ourselves with an investment banking firm that can help us achieve our goals We must execute on our cost savings initiative We must execute in all aspects of our business, especially including Sales & Marketing and the transition from engineering to manufacturing

www.synergeticsusa.com NASDAQ//SURG SynergeticsUSA, Inc.